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NI Holdings, Inc. Reports Results for Second Quarter Ended June 30, 2026

FARGO, North Dakota, August 7, 2026 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for the quarter ended June 30, 2026.

Summary of Second Quarter 2026 Results

(All comparisons vs. the second quarter of 2025, unless noted otherwise)

•	Gross premiums written of $107.2 million compared to $111.8 million in the prior year quarter. This decrease was driven by Non-Standard Auto (-98.9%) reflecting the continued impact of the Company’s strategic decision to exit the majority of the segment, as well as a decline in Private Passenger Auto (-8.0%) due to lower renewal premiums and new business in South Dakota and Nebraska, partially offset by increased new business in North Dakota. These declines were partially offset by All Other (+46.7%) due to increased assumed premiums from participation on catastrophe reinsurance programs of certain farm bureau insurance companies, and Crop (+8.8%) due to increased new business.
•	Combined ratio of 107.7%, versus 125.1% in the prior year quarter. The improvement was primarily driven by lower catastrophe losses, favorable prior year development on loss reserves in Non-Standard Auto during the current year quarter compared to unfavorable prior year development in the prior year quarter, and improved growing conditions in Crop, partially offset by higher non-catastrophe weather-related losses in Home and Farm.
•	Total pre-tax catastrophe loss of $15.0 million for the quarter, which was below our reinsurance retention and adversely impacted the second quarter and year-to-date loss and loss adjustment expense ratios by 23.1 and 12.5 percentage points, respectively. This compares to total pre-tax catastrophe loss, net of reinsurance, of $20.0 million and $3.3 million of related reinstatement premiums in the prior year quarter, which adversely impacted the prior year quarter and prior year-to-date loss and loss adjustment expense ratios by 30.2 and 15.7 percentage points, respectively.
•	Net investment income of $2.8 million, down 10.7% from the prior year quarter, primarily due to a lower average fixed income portfolio balance.
•	Basic earnings per share of $0.01, compared to basic loss per share of $(0.57) in the prior year quarter, reflecting improved profitability for the quarter.

	Three Months Ended June 30,			Six Months Ended June 30,
Dollars in thousands, except per share data (unaudited)	2026	2025	Change	2026	2025	Change
Gross premiums written	$107,191	$111,828	(4.1%)	$164,703	$179,594	(8.3%)
Net premiums earned	$65,017	$73,005	(10.9%)	$120,130	$140,502	(14.5%)
Loss and LAE ratio	74.5%	91.2%	(16.7) pts	59.7%	74.8%	(15.1) pts
Expense ratio	33.2%	33.9%	(0.7) pts	35.1%	35.5%	(0.4) pts
Combined ratio	107.7%	125.1%	(17.4) pts	94.8%	110.3%	(15.5) pts
Net investment income	$2,810	$3,146	(10.7%)	$5,465	$5,984	(8.7%)
Net investment gains (losses)	$2,063	$(410)	NM	$3,767	$459	NM
Net income	$146	$(12,051)	NM	$12,654	$(5,591)	NM
Return on average equity	0.2%	(19.4%)	19.6 pts	10.3%	(4.6%)	14.9 pts
Basic earnings per share	$0.01	$(0.57)	NM	$0.61	$(0.27)	NM
NM = not meaningful

Management Commentary

“Our second quarter results are encouraging, especially given that the second quarter is historically our most challenging, a reality underscored by significant catastrophe events that impacted the company in both June 2025 and 2026,” said Cindy Launer, President and Chief Executive Officer. “Despite these catastrophe events and headwinds from increased non-catastrophe weather, we delivered improved year-over-year results, driven in part by favorable prior-year reserve development in Non-Standard Auto, alongside lower losses from our reduced exposure in the segment, validating our decision to strategically pivot away from that business. Furthermore, despite top-line declines tied to our strategic shifts, we are seeing strong momentum in our North Dakota business, solid contributions from our new assumed reinsurance business, and notable growth in our Crop segment.

These strong quarterly results reinforce our strategic trajectory, setting a solid foundation for the remainder of the year and keeping us on the path toward creating lasting value for our shareholders.”

Securities and Exchange Commission (SEC) Filings

The Company’s Quarterly Report on Form 10-Q and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The Company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company, Primero Insurance Company, and Battle Creek Insurance Company; and Direct Auto Insurance Company.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, the impact of exiting the Non-Standard Auto segment and other strategic actions on operating results, our ability to continue to improve performance, our ability to create long-term value for our shareholders, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, the changes in the international trade policies and the potential impact of such changes, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the SEC. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Matt Maki

Executive Vice President, Treasurer and Chief Financial Officer
701-212-5976
IR@nodakins.com